Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

System1, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities*

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(5)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Primary Offering
Equity	Class A Common stock, par value $0.0001 per share (“Class A Common Stock”),	Rule 457(g)	25,483,334(2)	$11.50(3)	$293,058,341.00	0.0000927	$27,166.51

Secondary Offering
Equity	Class A Common Stock	Rule 457(c)	87,245,513(4)	$9.99(5)	$872,018,902.44	0.0000927	$80,836.15

Warrants	Warrants to Purchase Class A Common Stock	Rule 457(g)	8,233,334(6)	$—	$—	0.0000927	$—	(7)

Total Offering Amounts					$1,165,077,243.44		$108,002.66

Fees Previously Paid							$—

Total Fee Offsets							$—

Net Fee Due							$108,002.66

*	Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Company’s Registration Statement on Form S-1 to which this exhibit relates.
(1)

Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional number of shares of common stock (“Class A Common Stock”), par value $0.0001 per share, of System1, Inc. (the “Company”) issuable upon stock splits, stock dividends or other distributions, recapitalization or similar events with respect to the shares of Class A Common Stock being registered pursuant to this registration statement.

(2)

Consists of (a) 17,250,000 shares of Class A Common Stock issuable upon the exercise of Public Warrants and (b) 8,233,334 shares of Class A Common Stock issuable upon the exercise of Private Placement Warrants.

(3)	The price per share is based upon the exercise price per the Warrant of $11.50 per share.

(4)

Consists of (a) 71,574,351 shares of Class A Common Stock, (b) 12,771,162 shares of Class A Common Stock issuable to certain unitholders of S1 Holdco upon the transfer or redemption of S1 Holdco Class B Units, (c) 1,450,000 shares of Class A Common Stock issuable upon the conversion of Class D Common Stock, pursuant to the earnout provisions of the Business Combination Agreement and (d) 1,450,000 shares of Class A Common Stock issuable upon the conversion of restricted stock units of the Company pursuant to the earnout provisions of the Business Combination Agreement.

(5)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $9.48, which is the average of the high and low prices of the Class A Common Stock on Nasdaq on February 1, 2022.

(6)	Represents the resale of 8,233,334 Private Placement Warrants held by the Sponsors and certain affiliates of the Company.
(7)

In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the shares of Class A Common Stock underlying the warrants, and no separate fee is payable for the warrants.

Table 2: Fee Offset Claims and Sources

N/A